Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2013, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Spherix Incorporated, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement on Form S-3 of the aforementioned report, and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP
McLean, Virginia
March 20, 2013